EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Frontstep, Inc.:

We consent to the use of our report included in this joint proxy statement-prospectus and registration statement on Form S-4 of our report dated September 30, 2002, except for Notes 3 and 20, which are as of December 2, 2002, relating to the consolidated balance sheets of Frontstep, Inc. and subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended, which report appears in the annual report on Form 10-K/A of Frontstep, Inc. for the fiscal year ended June 30, 2002. As discussed in Note 3 to the consolidated financial statements, Frontstep, Inc. has restated its financial statements.

We consent to the reference to our firm under the heading “Experts” in the joint proxy statement-prospectus.

KPMG LLP

Columbus, Ohio
December 18, 2002